Exhibit 99.2

HOOPER HOLMES, INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION

On April 17, 2015, Hooper Holmes, Inc. (the "Company") entered into and consummated an Asset Purchase Agreement (the "Purchase Agreement") among the Company and certain of its subsidiaries, Accountable Health Solutions, Inc. ("AHS") and Accountable Health, Inc. (the "Seller" or "AHI"). Pursuant to the Purchase Agreement, the Company has acquired substantially all the operations, assets and certain liabilities representing the health and wellness business of AHI for approximately $7 million, $4 million in cash and 6,500,000 shares of the Company’s common stock, $0.04 par value, subject to a working capital adjustment as described in the Purchase Agreement (the "Acquisition"). There were 5,576,087 shares of Common Stock delivered to the Seller at closing and 326,087 shares of Common Stock were held back for the working capital adjustment, and 597,826 shares of Common Stock were held back for indemnification purposes.

The following unaudited pro forma balance sheet as of December 31, 2014 and the unaudited pro forma statement of operations for the year ended December 31, 2014 is based on the historical financial statements of the Company and AHI after giving effect to the Acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes. The pro forma financial information also gives effect to the term loan and issuance of shares of the Company's common stock.

The unaudited pro forma balance sheet gives pro forma effect to the Acquisition as if it had occurred on December 31, 2014. The unaudited pro forma statement of operations gives effect to the Acquisition as if it had occurred on January 1, 2014. The unaudited pro forma financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated. The unaudited financial information do not purport to represent consolidated balance sheet data or consolidated statement of operations data or other financial data as of any future date or any future period.

The Acquisition has been accounted for as a business combination. The estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The final purchase price allocation is pending the finalization of an independent valuation report and working capital adjustments, which may result in adjustment to the preliminary purchase price allocation. While management believes that the preliminary estimates and assumptions underlying the valuations are reasonable, changes in the estimates and assumptions could result in a change to the allocation to assets acquired and liabilities assumed, and the resulting amount of goodwill.

The unaudited pro forma financial information should be read in conjunction with the Company's historical consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 as well as with the AHI historical consolidated financial statements and notes for the year ended December 31, 2014, which are included as Exhibit 99.1 to this Form 8-K/A.

Hooper Holmes Inc.
Unaudited Pro Forma Balance Sheet
As of December 31, 2014 (in thousands)

	Historical		As of December 31, 2014
	As of		Assets and Liabilities Excluded from Acquisition (A)	Pro Forma Adjustments for Acquisition (B)	Pro Forma Adjustments to Allocate Purchase Price (C)	HHI Pro Forma Post-AHS Acquisition
	December 31, 2014
	Hooper Holmes	AHI

Assets
Cash and cash equivalents	$5,201	$1,426	$(1,426)	$1,000	—	$6,201
Accounts receivable	3,178	1,347	(6)	—	—	4,519
Inventories	897	1,654	(1,630)	—	—	921
Other current assets	202	490	(370)	—	—	322
Total current assets	9,478	4,917	(3,432)	1,000	—	11,963

Property, plant and equipment, net	3,054	2,674	(2,377)	—	—	3,351
Intangible assets and other	607	6,671	(1,590)	650	126	6,464
Goodwill	—	3,872	—	—	(2,277)	1,595
Total assets	$13,139	$18,134	$(7,399)	$1,650	$(2,151)	$23,373

Liabilities and Stockholders' Equity
Accounts payable	2,508	827	(193)	1,540	—	4,682
Accrued expenses	4,083	1,392	(442)	—	—	5,033
Total current liabilities	6,591	2,219	(635)	1,540	—	9,715

Long-term debt	—	—	—	3,138	—	3,138
Other long-term liabilities	1,191	3,211	(1,976)	—	(1,235)	1,191

Stockholders' Equity:
Common stock	2,835	22	—	260	(22)	3,095
Additional paid-in capital	150,747	26,937	—	4,602	(26,937)	155,349
Accumulated (deficit) earnings	(148,154)	(14,255)	—	(890)	14,255	(149,044)
	5,428	12,704	—	3,972	(12,704)	9,400
Less: Treasury stock	(71)	—	—	—	—	(71)
Total stockholders' equity	5,357	12,704	—	3,972	(12,704)	9,329
Total liabilities and stockholders' equity	$13,139	$18,134	$(2,611)	$8,650	$(13,939)	$23,373

See accompanying Notes to Unaudited Pro Forma Financial Information.

Hooper Holmes Inc.
Unaudited Pro Forma Statement of Operations

	For the year ended December 31, 2014
	Historical Hooper Holmes	Historical AHI	AHS Adjustments (D)	Pro Forma AHS		Acquisition Pro Forma Adjustments (E)	HH Pro Forma Post-AHS Acquisition

Revenues	$28,524	$15,512	$(35)	$15,477		$—	$44,001
Cost of operations	21,737	5,437	—	5,437		3,345	30,519
Gross profit	6,787	10,075	(35)	10,040		(3,345)	13,482

Selling, general and administrative	14,138	17,041	(2,160)	14,881	(D)	(4,483)	24,536
Gain on sale of real estate	(1,846)	—	—	—		—	(1,846)
Impairment	—	1,887	—	1,887		—	1,887
Restructuring charges	146	—	—	—		—	146
Total operating expenses	12,438	18,928	(2,160)	16,768		(4,483)	24,723

Operating loss from continuing operations	(5,651)	(8,853)	2,125	(6,728)		1,138	(11,241)

Other (expense) income	(239)	4	(4)	—		(1,721)	(1,960)
Loss from continuing operations before income taxes	(5,890)	(8,849)	2,121	(6,728)		(583)	(13,201)
Income tax expense (benefit)	23	(1,508)	910	(598)		598	23
Loss from continuing operations	(5,913)	(7,341)	1,211	(6,130)		(1,181)	(13,224)
Discontinued operations:
Loss from discontinued operations, net of tax	(3,301)	—	—	—		—	(3,301)
Gain on sale of subsidiaries, net of adjustments	739	—	—	—		—	739
(Loss) income from discontinued operations	(2,562)	—	—	—		—	(2,562)

Net loss	$(8,475)	$(7,341)	$1,211	$(6,130)		$(1,181)	$(15,786)

Basic and diluted loss per share	$(0.12)						$(0.20)

Basic weighted average shares outstanding	70,684,452					6,500,000	77,184,452
Diluted weighted average shares outstanding	70,684,452					6,500,000	77,184,452

See accompanying Notes to Unaudited Pro Forma Financial Information.

Hooper Holmes, Inc.
Notes to Unaudited Pro Forma Financial Information
(dollars in thousands, except per share data)

1.	Purchase Price

On April 17, 2015, Hooper Holmes, Inc. (the "Company") entered into and consummated an Asset Purchase Agreement (the "Purchase Agreement") among the Company, and certain of its subsidiaries, Accountable Health Solutions, Inc. ("AHS") and Accountable Health, Inc. (the "Seller" or "AHI"). Pursuant to the Purchase Agreement, the Company has effectively acquired the assets and certain liabilities representing the health and wellness business of the Seller (the "Acquisition") for approximately $7.0 million, $4.0 million in cash and 6,500,000 shares of the Company’s common stock, $0.04 par value, subject to a working capital adjustment.

In order to fund the Acquisition, the Company entered into and consummated a Credit Agreement (the "Credit Agreement") with SWK Funding LLC as the agent ("Agent"), and the lenders (including SWK Funding LLC) party thereto from time to time (the "Lenders"). The Credit Agreement provides the Company with a $5.0 million term loan (the "Term Loan"). Refer to Note 3 for additional discussion regarding the Credit Agreement. The Company also issued 6,500,000 shares of the Company’s common stock, $0.04 par value, subject to working capital adjustments. The purchase price is subject to certain post-closing adjustments for working capital and indemnification purposes, as specified in the Purchase Agreement.

The sources of funds used in connection with the Acquisition (reflected in the Unaudited Pro Forma Balance Sheet) are as follows:

Proceeds from Term Loan	$4,000
Issuance of common stock	3,000
Preliminary purchase price	$7,000
Estimated transaction costs	1,540
Total	8,540

The Company incurred transaction costs of $1.5 million in connection with the Acquisition, which include investment banking, legal and accounting fees, and other external costs directly related to the transaction (Refer to Note 4).

2.	Preliminary Allocation of Purchase Price

The Acquisition will be treated as a purchase in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the transaction. The allocation of purchase price is based on management’s judgment after evaluating several factors, including a preliminary valuation assessment. The allocation of purchase price is preliminary and subject to changes, which could be significant, as the valuation of tangible and intangible assets are finalized, working capital adjustments are finalized, and additional information becomes available.

The Company purchased substantially all of the operations and assets of AHI. Assets and operations not included in the Acquisition relate to the diabetes program product line, which is a start-up operation with nominal revenue. The assets excluded consist primarily of cash and restricted cash and diabetes inventory as well as leasehold improvements utilized in connection with a leased facility that was not assumed by the Company.

The preliminary allocation of purchase price (reflected in the Unaudited Pro Forma Balance Sheet) is as follows:

Accounts receivable	$1,341
Inventory and other current assets	144
Fixed assets	297
Customer portal (existing technologies)	3,007
Customer relationships	2,200
Goodwill	1,595
Accounts payable	(634)
Accrued expenses	(950)
Preliminary Purchase Price	$7,000

Intangible Assets

Intangible assets acquired include existing technology in the form of a customer-facing wellness portal and customer relationships. The estimated useful life for the wellness portal and customer relationships is expected to be 5 years and 8 years, respectively. Amortization is expected to be recorded on a straight-line basis over the estimated useful life of the asset.

3.	Financing Activities

2015 Credit Agreement

In order to fund the Acquisition, the Company entered into and consummated a Credit Agreement with SWK Funding LLC. The Credit Agreement provides the Company with a $5.0 million Term Loan. The proceeds of the Term Loan were used to fund the Acquisition described in Note 1 and to finance transaction costs. The Company paid SWK Funding LLC an origination fee of $0.1 million. The Loan is due and payable on April 17, 2018. The Company is also required to make quarterly revenue-based payments in an amount equal to eight and one-half percent (8.5%) of yearly aggregate revenue up to and including $20 million; seven percent (7%) of yearly aggregate revenue greater than $20 million up to and including $30 million; and five percent (5%) of yearly aggregate revenue greater than $30 million. The revenue-based payment will first be applied to fees and interest, and any excess to the principal of the Term Loan. Revenue-based payments commence in February 2016, and the maximum aggregate revenue-based payment is capped at $600,000 per quarter.

The outstanding principal balance under the Credit Agreement will bear interest at an adjustable rate per annum equal to the LIBOR Rate (subject to a minimum amount of one percent (1.0%)) plus fourteen percent (14.0%) and will be due and payable quarterly, commencing on August 14, 2015. Upon the earlier of (a) the maturity date of April 17, 2018 or (b) full repayment of the Term Loan, whether by acceleration or otherwise, the Company is required to pay an exit fee equal to eight percent (8%) of the aggregate principal amount of all term loans advanced under the Credit Agreement.

The Credit Agreement also contains certain financial covenants including requirements regarding consolidated unencumbered liquid assets. The Credit Agreement contains a minimum aggregate revenue covenant of $27.5 million for the twelve month period ending September 30, 2015, $34 million for the twelve month period ending December 31, 2015 and $38 million for the twelve month period ending March 31, 2016. The Credit Agreement also contains a minimum EBITDA (earnings before interest, taxes, depreciation and amortization) covenant of one dollar for the twelve month period ending March 31, 2016, with subsequent quarterly measurement dates and EBITDA requirements through the term of the Credit Agreement.

The Credit Agreement contains a cross-default provision that can be triggered if the Company has more than $0.25 million in debt outstanding under the Loan and Security Agreement (as amended, the "2013 Loan and Security Agreement") with ACF FinCo I LP ("ACF" or the "Senior Lender") and the Company fails to make payments to the Senior Lender when due or if the Senior Lender is entitled to accelerate the maturity of debt in response to a default situation under the 2013 Loan and Security Agreement, which may include violation of any financial covenants. The Company maintains the 2013 Loan and Security Agreement for working capital purposes and capital expenditures. The maximum borrowing capacity on the 2013 Loan and Security Agreement is $7.0 million based on an available borrowing base subject to the Senior Lender's discretion of up to 85% of certain eligible receivables. The 2013 Loan and Security Agreement and the Third Amendment contain various covenants, including financial covenants which require the Company to achieve a minimum EBITDA amount beginning with the twelve month period ended September 30, 2015.

In addition, on April 17, 2015, in connection with the execution of the Credit Agreement, the Company issued SWK Funding, LLC a warrant (the "Warrant") to purchase 8,152,174 shares of the Company’s common stock. The Warrant is exercisable after October 17, 2015, and up to and including April 17, 2022 at an exercise price of $0.46 per share. The Warrant may be exercised on a cashless basis. The exercise price of the Warrant is subject to customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. The Warrant grants the holder certain piggyback registration rights. Further, pursuant to the Credit Agreement, if the 2013 Loan and Security Agreement is not repaid in full and terminated, and all liens securing the 2013 Loan and Security Agreement are not released, on or prior to February 28, 2016, the Company has agreed to issue an additional warrant to SWK Funding LLC to purchase common stock valued at $1.25 million, with an exercise price of one cent over the closing price on February 28, 2016. The additional warrant will become exercisable six months after issuance, remain exercisable for 7 years and have customary anti-dilution protection similar to the Warrant. The Company has estimated the fair value of the Warrant at $1.9 million on a preliminary basis. The Company has preliminarily determined that the Warrant will be classified as equity. As the Warrant was issued in connection with the Term Loan, the proceeds will be allocated based on relative fair value to each of the Term Loan and Warrant, resulting in a discount associated with the Term Loan which will be recognized as interest expense over the term of the Credit Agreement.

Issuance of Common Shares

The Company also issued 6,500,000 shares of the Company’s common stock, $0.04 par value, subject to working capital adjustments. The purchase price is subject to certain post-closing adjustments for working capital and indemnification purposes, as specified in the Purchase Agreement. The Company delivered 5,576,087 shares of common stock to AHI at closing and 923,913 shares of common stock were retained (the "Holdback Shares") for the working capital adjustment and for indemnification purposes. AHI shall be the record holder of the Holdback Shares, and shall be entitled to vote those shares, but shall not otherwise be entitled to sell or transfer those shares unless and until they are released and delivered to AHI. Any Holdback Shares not released and delivered to AHI shall be retained by and transferred to the Company, with the Company becoming the holder of record of such shares.

4.	Transaction Costs

The Company incurred estimated transaction costs of $1.5 million in connection with the Acquisition, which include investment banking, legal and accounting fees, and other external costs directly related to the transaction. There were no transaction costs incurred during the year ended December 31, 2014. Included in transaction costs are approximately $0.65 million of deferred financing costs which will be deferred and recognized over the term of the Credit Agreement through April 17, 2018, or three years. Annual amortization of deferred financing costs is estimated at $0.2 million and is reflected as a component of other expense in the Unaudited Pro Forma Statement of Operations.

5.	Reclassifications

Certain reclassification adjustments are reflected in the Unaudited Pro Forma Statement of Operations in order to conform the presentation of AHI historical amounts on a consistent basis with the Company's historical presentation. The AHI historical financial statements do not separately present cost of operations and selling, general and administrative ("SG&A") expenses. The Company has reclassified costs directly associated with providing services as a component of cost of operations, primarily external screening costs, salaries and benefits associated with providing coaching services and costs associated with the customer portal. Refer to Note 6 below for the details of reclassifications in Section (E).

6.	Pro Forma Adjustments

The Company has recorded pro forma adjustments which are included in the Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Statement of Operations as follows:

(A)    The Company purchased substantially all of the operations and assets of AHI. Assets and operations not included in the Acquisition relate to the diabetes program product line, which is a start-up operation with nominal revenue. The assets excluded consist primarily of cash and restricted cash and diabetes inventory as well as leasehold improvements utilized in connection with a leased facility that was not assumed by the Company. Such assets are identified separately in the Unaudited Pro Forma Balance Sheet as 'Assets and Liabilities Excluded from Acquisition'.

The following table summarizes the assets and liabilities excluded from the Acquisition:

Cash	$1,426
Accounts receivable	6
Inventory - diabetes program	1,630
Other current assets	370
Property	2,377
Restricted cash and investments	1,590
Accounts payable and accrued expenses	(635)
Deferred tax liabilities	(1,976)
Total	$4,788

Cash of $1.4 million and restricted cash and investments of $1.6 million were excluded from the Acquisition. The diabetes program product line had inventory of $1.6 million as of December 31, 2014, which was excluded from the Acquisition. Property of $2.4 million represents leasehold improvements and computer equipment located at a leased facility that was not assumed by the Company. Accounts payable and accrued expenses excluded from the Acquisition relate to payables for the diabetes program product line and salaries and benefits for individuals that were excluded from the Acquisition. Deferred tax liabilities of $2.0 million were not a part of the Acquisition as the transaction was an asset purchase and the corporate tax structure remained with AHI.

(B)    The pro forma adjustments for the purchase represent the sources of funding for the Acquisition. The Company used proceeds from the Credit Agreement for the $4 million cash consideration. The remaining consideration of $3 million was funded through the issuance of shares of the Company's common stock.

In connection with the Credit Agreement, the Company issued a Warrant to SWK Funding LLC with estimated fair value of $1.9 million on a preliminary basis. The Company has preliminarily determined that the Warrant will be classified as equity. As the Warrant was issued in connection with the Term Loan, the proceeds will be allocated based on relative fair value to each of the Term Loan and Warrant, resulting in a discount associated with the Term Loan which will be recognized as interest expense over the term of the Credit Agreement.

The following table summarizes the net impact to cash for the proceeds of the Credit Agreement, debt assumed (Term Loan less the fair value of the Warrant), issuance of common shares, the impact to additional paid-in capital for the issuance of shares and fair value of the Warrant, and transaction costs:

Credit Agreement	$5,000
Cash consideration	(4,000)
Net proceeds from Credit Agreement	$1,000

Estimated fair value of Term Loan	$5,000
Debt discount associated with Warrant	(1,862)
Net debt recorded with Acquisition	$3,138

Common Stock (6,500,000 shares at $0.04 par)	$260

Additional paid-in capital: issuance of shares	$2,740
Additional paid-in capital: fair value of Warrant	1,862
Net increase to APIC with Acquisition	$4,602

Transaction costs expensed at time of Acquisition	$890
Deferred financing costs	650
Total transaction costs	$1,540

(C)    The pro forma adjustments to allocate the preliminary purchase price represent the fair value adjustments to the assets and liabilities acquired. Refer to Note 2 for the estimated useful life of the intangible assets acquired in connection with the Acquisition.

	Historical Amounts	Preliminary Fair Value	Increase (Decrease)
Wellness portal	$2,881	$3,007	$126
Customer relationships	2,200	2,200	—
Goodwill	3,872	1,595	(2,277)
Deferred rent	1,235	—	(1,235)
Stockholders' equity (1)	12,704	—	(12,704)

(1) Elimination of historical AHI stockholders' equity.

The following table summarizes the impact of the fair value adjustments to depreciation and amortization for the year ended December 31, 2014 in the Unaudited Pro Forma Statement of Operations. The pro forma depreciation and amortization expense is calculated using the preliminary fair value allocated to the assets noted below to determine the annual expense. Refer to Note 2 for the preliminary fair value estimates and estimated useful lives. The net decrease in depreciation and amortization expense is reflected as a pro forma adjustment in the Unaudited Pro Forma Statement of Operations as a component of SG&A.

	For the year ended December 31, 2014
	Historical Expense	Pro Forma Expense	(Decrease) Increase in Expense
Wellness portal	$823	$601	$(222)
Customer relationships	1,168	275	(893)
Goodwill	—	—	—
Property	122	99	(23)
	$2,113	$975	$(1,138)

(D)    The classification of pro forma adjustments in the Unaudited Pro Forma Statement of Operations include activity excluded from the Acquisition for the year ended December 31, 2014.

The following table summarizes the activity excluded from the Acquisition related to AHI:

For the year ended December 31, 2014

Revenue	$(35)
Selling, general and administrative ("SG&A")	(2,160)
Other expense	(4)
Income tax benefit	910
Net	$1,211

▪Revenue excluded from the Acquisition is related to the start-up activity for the diabetes program product line, which was excluded from the transaction.

▪SG&A costs of $2.2 million for the year ended December 31, 2014 were excluded from the Acquisition. For the year ended December 31, 2014, approximately $0.7 million relates to the start-up costs for the diabetes program, approximately $0.5 million relates to salaries and benefits for individuals excluded from the Acquisition and approximately $1.0 million relates to costs associated with the leased facility not assumed in the Acquisition.

The following table provides the components of the historical SG&A costs reported in the the Pro Forma AHS in the Unaudited Pro Forma Statement of Operations.

For the year ended December 31, 2014

Salaries for sales, marketing and account management	$2,693
Facility costs	653
Depreciation and amortization - SG&A	1,290
Salaries for cost of operations(1)	2,522
Depreciation and amortization - cost of operations(1)	823
Salaries for corporate administrative functions	2,493
Corporate professional fees and other costs	4,407
Net	$14,881

(1) Refer to (E) below for reclassification of these expenses to conform to historical presentation

▪Other expense (income) excluded from the Acquisition is for interest income on cash, restricted cash and investments, all of which were not a part of the transaction.

▪The income tax benefit excluded from the Acquisition is calculated using the AHI historical effective tax rate.

(E)    The AHI historical financial statements did not separately present Cost of Operations (COS) and SG&A on the statements of operations, and thus have been re-classified here to conform with the Company’s historical financial presentation. The reclassification to COGS of $3.3 million for the year ended December 31, 2014 represents the amortization expense of the wellness portal of $0.8 million, which is directly associated with providing services for this product line, with the remaining $2.5 million related to salaries and benefits associated with providing services.

Acquisition pro forma adjustments include interest expense and amortization of deferred financing costs associated with the Credit Agreement. The Company did not include a tax impact to the pro forma adjustments to the statement of operations. The Company's effective tax rate is zero due to the valuation allowance recorded on its net deferred tax assets attributable to tax deductible intangible assets and note operating loss carryforwards. The Company believes it is not more likely than not that it will realize the tax benefits of its deferred tax assets.

For the year ended December 31, 2014
Interest expense on $5 million outstanding Term Loan	$750
(Interest at LIBOR, 1% used for pro forma adjustment, plus 14%)

Accretion of termination fees	133
(Recognized over term at a rate of 8% of Term Loan)

Accretion of debt discount	621
(Accretion over term of Credit Agreement to April 2018)

Deferred financing costs	217
(Amortization over term of Credit Agreement to April 2018)
$1,721